Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2003 relating to the financial statements of DST Systems, Inc., which appears in DST Systems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 24, 2003 relating to the financial statements, which appears in the Annual Report of the DST Systems, Inc. 401(k) Profit Sharing Plan on Form 11-K for the year ended December 31, 2002.



/s/PricewaterhouseCoopers LLP


Kansas City, Missouri
January 14, 2004